Exhibit 99.1

Principia Announces First Patient Enrolled in Sanofi’s Phase 3 Trial of SAR442168 in Relapsing Multiple Sclerosis

Dosing of Patient Will Trigger $50 Million Milestone Payment

SOUTH SAN FRANCISCO, Calif., June 22, 2020 – Principia Biopharma Inc. (Nasdaq: PRNB), a late-stage biopharmaceutical company focused on developing treatments for immune-mediated diseases, today announced that the first patient has been enrolled in its partner Sanofi’s Phase 3 clinical trial (GEMINI 1) of SAR442168 in patients with relapsing multiple sclerosis (RMS). Upon dosing, Principia will be entitled to a $50 million milestone payment. SAR442168, discovered by Principia and formerly known as PRN2246, is a Bruton’s tyrosine kinase (BTK) inhibitor that crosses the human blood-brain barrier and modulates immune cell function in both the periphery and in the central nervous system (CNS), which shows promise for the potential treatment of CNS diseases.
         “We are delighted that Sanofi has initiated a Phase 3 trial in patients with relapsing MS,” said Roy Hardiman, chief business officer at Principia. “Our partnership with Sanofi, a company with a long track record of bringing novel therapies to the multiple sclerosis community, is highly collaborative. We continue to evaluate our Phase 3 co-funding option that could increase Principia’s economic rights.”

About this Phase 3 Trial of SAR442168
          As part of a broad Phase 3 clinical program in MS, Sanofi has initiated a global, randomized, double-blind efficacy and safety trial comparing SAR442168 to teriflunomide (Aubagio®) in 900 participants with relapsing forms of MS. The trial will assess efficacy of daily SAR442168 compared to a daily dose of 14 mg teriflunomide measured by annualized adjudicated relapse rate (ARR) in participants with relapsing forms of MS. Secondary objectives will assess efficacy of SAR442168 compared to teriflunomide on disability progression, MRI lesions, cognitive performance and quality of life.

About SAR442168

SAR442168 is being developed to potentially treat MS and other CNS diseases, in part by penetrating the blood-brain barrier and modulating B cells and other immune cells in the CNS. During neuro-inflammation, the number of B cells in the brain increases, which is thought to play a central role in the pathology of MS and other CNS diseases. This provides the potential of targeting the adaptive and innate immunity in both the periphery and within the CNS. In late 2017, Principia formed a collaboration with Sanofi under which Principia granted Sanofi an exclusive, worldwide license to develop and commercialize SAR442168.

About Principia Biopharma

Principia is a late-stage biopharmaceutical company dedicated to bringing transformative therapies to patients with significant unmet medical needs in immune-mediated diseases. Through Principia’s proprietary Tailored Covalency® platform, our strategy is to build and advance a pipeline of best-in-class drug candidates with significant therapeutic benefits, limit unintended side effects, improve quality of life and over time modify the course of disease. This highly reproducible approach enables the company to pursue multiple programs efficiently, having discovered three drug candidates. Rilzabrutinib, a reversible covalent BTK inhibitor, is being evaluated in a global Phase 3 clinical trial in participants with pemphigus, a Phase 1/2 clinical trial in participants with immune thrombocytopenia (ITP), and the company plans to initiate a Phase 2 clinical trial in participants with IgG4-Related Diseases and a Phase 3 trial in ITP. PRN2246/SAR442168 is a covalent BTK inhibitor which crosses the blood-brain barrier and is partnered with Sanofi.  Sanofi has announced that SAR442168 will be evaluated in four Phase 3 clinical trials in participants with relapsing and progressive forms of multiple sclerosis. PRN473 Topical, a topical reversible covalent BTK inhibitor designed for immune-mediated diseases that could benefit from localized application to the skin, is being evaluated in a Phase 1 trial.  For more information, please visit www.principiabio.com.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements reflect the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the initiation, timing, scope and success of Sanofi’s Phase 3 clinical trial program, Principia’s expectations regarding the Principia pipeline of product candidates, the potential patient benefits of Principia’s pipeline, including of rilzabrutinib to rapidly and effectively treat pemphigus while significantly reducing the exposure to moderate to high CS doses, the safety and efficacy of rilzabrutinib, the planned patient enrollment for the Phase 3 PEGASUS trial, the initiation and timing of Principia’s Phase 2 clinical trial in participants with IgG4-Related Diseases and Phase 3 clinical trial in ITP, and the initiation, timing, scope and success of additional clinical trials and results. Such forward-looking statements involve known and unknown risks, uncertainties, and other important factors that may cause Principia’s actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. For a description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Principia’s business in general, see the risk factors set forth in Principia’s reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Principia specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact
Christopher Chai, CFO
ir@principiabio.com

Media Contact
Paul Laland, VP of Corporate Communications
paul.laland@principiabio.com
415.519.6610